Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 13 day of July, 2007 by and between JOHN NORDIN (“Nordin”) and KAR HOLDINGS, INC., a Delaware corporation (“Company”).

RECITALS

WHEREAS, the Company desires to employ Nordin and Nordin desires to be employed by the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Employment. The Company hereby employs Nordin, and Nordin hereby accepts employment with the Company, as Chief Information Officer, whose duties include overseeing the information technology aspects of the Company and its affiliated companies. Nordin shall be an executive of the Company and shall be subject to the direction and control of the President and Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”). Nordin shall devote all of his business time and services to the business and affairs of the Company. Nordin shall also perform such other executive-level duties consistent with his position as Chief Information Officer as may be assigned to him from time to time by the Chief Executive Officer, including serving as an officer and/or director of the Company’s operating subsidiaries. The duties and services to be performed by Nordin hereunder shall be substantially rendered at the Company’s principal offices as determined by the Board, except for reasonable travel on the Company’s business incident to the performance of Nordin’s duties.

2. Compensation. As compensation for Nordin’s services provided hereunder, the Company agrees to provide the following compensation:

2.1 Base Salary. While this Agreement is in effect, the Company agrees to pay to Nordin a base salary at the rate of $275,000 per annum commencing on the date of hire (“Base Salary”). The Base Salary shall be subject to annual review by the Board and any committee thereof (“Committee”) or the Compensation Committee and may be increased by the Board in their sole and absolute discretion but may not be decreased. Such salary shall be payable to Nordin in such equal periodic payments as the Company generally pays its employees, but in no event less frequently than monthly.

2.2 Incentives. As additional compensation for performance of the services rendered by Nordin during the term of this Agreement, the Company will pay to Nordin, in cash, a performance bonus equal to fifty percent (50%) of Nordin’s annual salary based upon the achievement of objectively quantifiable and measurable goals and objectives which shall be determined, in advance, by the Compensation Committee of the Board with respect to each fiscal year of the Company. This amount is hereinafter referred to as “Incentive Compensation.” Incentive Compensation that becomes payable to Nordin under this Section 2.2 shall be paid to Nordin between January 1 and March 15 of the calendar year following the year in which the Incentive Compensation was earned and no longer subject to a substantial risk of forfeiture, if any.

2.3 Options. The Company shall provide Nordin with profit interests in KAR Holdings, LLC as additional compensation for performance of services.

2.4 Benefits. During the term of his employment or for such time as otherwise provided in this Agreement, Nordin shall be entitled to participate, subject to the terms and conditions of the applicable plan documents and policies, in such vacation, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans, retirement plans and other programs as are offered from time to time by the Company to similarly situated executives of the Company and are described in the Company’s employee benefit handbooks. Nordin shall be entitled to four weeks of paid vacation each calendar year, subject to the accrual provisions and any limitations on carryover of unused vacation generally applicable to employees. Nordin shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In connection with expenses pursuant to this Section 2.4, the Company shall reimburse Nordin for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

2.5 Indemnification. The Company shall indemnify Nordin in accordance with the terms of the Company’s standard form of Indemnification Agreement.

3. Termination.

3.1 At Will Nature of Employment. Employment with the Company and all affiliated companies is not for a specific term and can be terminated by Nordin or the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to Nordin are superseded by this Agreement. In addition, this Agreement shall terminate by reason of Nordin’s death or the inability of Nordin, by reason of physical or mental illness or accident, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (a “Disability”). Nordin will be deemed to have suffered a Disability effective as of the earliest of the date on which a determination is made that he is (a) totally and permanently disabled by the Social Security Administration, or (b) totally and permanently disabled by the insurance carrier under any group long-term disability policy maintained by the Company. Notwithstanding any provision contained herein to the contrary, to the extent that any compensation or benefits (that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and guidance issued thereunder) become payable or available due to Nordin’s termination of employment under this Section 3, no such compensation or benefits will become payable or available unless such termination of employment otherwise constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance issued thereunder.

3.2 Company’s Obligations on Termination Apart from a Change of Control.

(a) No Obligations Other Than as Required by Law for Voluntary Termination or Cause. Aside from any legal obligation to pay Nordin the portion of his Base Salary earned for services performed through the Date of Termination and/or accrued vacation earned through Date of Termination to the extent not theretofore paid, the Company shall have no obligation to pay Nordin any severance payments or continue to cover Nordin and/or his beneficiaries under the Company’s benefit plan (other than as required by law) if this Agreement is terminated for any of the following reasons: Voluntary Termination. Nordin voluntarily terminates this Agreement and his employment with the Company and all affiliated companies for any reason that does not constitute an Involuntary Termination; or Cause. The Company terminates Nordin’s employment with the Company and all affiliated companies at any time during the term of this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean:

(A) the willful and continued failure of Nordin to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to medically documented illness or injury), 30 days after a written demand for substantial performance is delivered to Nordin by the Board which specifically identifies the manner in which the Board believes that Nordin has not substantially performed his duties; or

(B) the willful engaging by Nordin in illegal conduct or misconduct which is injurious to the Company,

in each case as determined in the good faith opinion of the Board.

(b) Death and Disability Obligations. If this Agreement is terminated due to death or Disability, the Company shall pay to Nordin (or his legal representatives as the case may be) the specific obligations as set forth below:

(i) Death. Nordin’s employment shall terminate automatically upon Nordin’s death. If Nordin’s employment under this Agreement is terminated by reason of his death, the Company’s sole obligation to Nordin’s legal representatives shall be to pay or cause to be paid, within thirty (30) days of the Date of Termination (as hereinafter defined), to such person or persons as Nordin shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of Nordin’s Accrued Obligations (as hereinafter defined). Any amounts payable under this Section 3.2(b)(i) shall be exclusive of and in addition to any payments or benefits which Nordin’s widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, any employee benefit plan, equity incentive plan or life insurance policy maintained by the Company.Disability. If the Disability of Nordin occurs, the Company may give to Nordin written notice in accordance with Section 6.1 of this Agreement of its intention to terminate Nordin’s employment. In such event, Nordin’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Nordin (the “Disability Effective Date”), unless within the 30-day period after such receipt, Nordin returns to full-time performance of his duties. The Company’s sole obligation to Nordin shall be payment of Accrued Obligations (as hereinafter defined) and the timely payment or provision of other benefits, including disability and other benefits provided by the Company to disabled executives and/or their families in accordance with such Company plans, programs, practices and policies relating to disability, if any.

(c) Obligations of Company Following Termination Without Cause or Involuntary Termination. Upon the termination of this Agreement and Nordin’s employment hereunder apart from a Change of Control, the Company shall, within 30 days following the Date of Termination, and provided that Nordin signs and does not revoke a general release provided by the Company and in the favor of the Company and each affiliated company within such 30-day period, pay to Nordin an amount equal to the sum of (i) the portion of Nordin’s Base Salary earned for services performed through the Date of Termination and/or accrued vacation earned through the Date of Termination to the extent not theretofore paid, (ii) a lump sum payment equal to Nordin’s annual Base Salary in effect at the time Nordin’s employment is terminated; plus (iii) Nordin’s average annual bonus received over the eight (8) fiscal quarters of the Company immediately preceding Company’s fiscal quarter during which Nordin’s employment is terminated, without exceeding Nordin’s target bonus for Company’s fiscal year during which Nordin’s employment is terminated, provided, however, that Nordin shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters of employment with the Company; plus (iv) Nordin’s auto allowance for the Company’s fiscal year during which Nordin’s employment is terminated. In addition, the Company shall provide, at Company’s expense, continued group health plan coverage for Nordin and his “qualified beneficiaries” (within the meaning of Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”)), to the extent required under COBRA, for a period extending through the earlier of the date Nordin begins any subsequent full-time employment for another employer for pay and the date that is one (1) year after Nordin’s termination of employment, under the Company’s group health plan covering Nordin and Nordin’s qualified beneficiaries, provided that Nordin properly and timely elects to continue such coverage pursuant to COBRA. In no event will the Company’s payment of the COBRA premiums for up to the first 12 months of COBRA coverage be considered an extension of the maximum continuation of coverage period required under COBRA.

3.3 Company’s Obligations on Termination Due to a Change of Control.

(a) Severance Benefits for Termination Within Two (2) Years After a Change of Control. If Nordin’s employment with the Company and all affiliated companies terminates by reason of Nordin’s Involuntary Termination (as defined in Section 3.6(c) below) or termination by the Company without Cause (as defined in Section 3.2(a)(ii)) above) within two (2) years after the effective date of the Change of Control, Nordin shall be entitled to receive the following, provided that Nordin signs and does not revoke a general release provided by the Company and in the favor of the Company and each affiliated company within the 30-day period following the Termination Date:

(i) Within 30 days of the Date of Termination, Company shall pay Nordin a Lump Sum Payment in an amount equal to 150% of the sum of (A) Nordin’s annual Base Salary then in effect and (B) his Highest Annual Bonus; Within 30 days of the Date of Termination, Company shall pay Nordin a Lump Sum Payment in the amount of any Accrued Obligation; and

(iii) Company shall provide, at its expense, continued coverage of Nordin and Nordin’s qualified beneficiaries (within the meaning of COBRA) for eighteen (18) months after the Date of Termination or until Nordin commences any full-time employment with another employer, whichever comes first, under the Company’s health plan covering Nordin and Nordin’s beneficiaries, provided, however, that Nordin properly and timely elects coverage pursuant to COBRA. In no event will the Company’s payment of the COBRA premiums for up to the first 18 months of COBRA coverage be considered an extension of the maximum continuation of coverage period required under COBRA.

(b) Severance Benefits for Termination After the Second Year Following a Change of Control. If Nordin is terminated after the second year following a Change of Control, the Company’s obligations are as set forth in Section 3.2 of this Agreement.

(c) Stock Options After a Change of Control. Subject to Section 2.3 of this Agreement and the underlying terms and conditions of such option agreements, all of Nordin’s outstanding stock options to purchase Company common stock shall accelerate and become fully exercisable upon a Change in Control.

3.4 Certain Additional Payments by the Company; Excise Tax Gross-up. A lump sum “Gross-Up Payment” (as defined below) shall be made within 30 days of the Date of Termination to Nordin, provided that Nordin signs and does not revoke a general release provided by the Company in the favor of the Company and each affiliated company within such 30-day period in connection with a Change of Control, including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of any applicable plan, arrangement or agreement with the Company or any of its affiliated companies (the “Total Payments”) would trigger a tax imposed on Nordin under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”).

For purposes hereof, the Gross-Up Payment shall mean a payment to Nordin in such amount as is necessary to ensure that the net amount retained by Nordin, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this Section 3.4, but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the Total Payments.

3.5 Exclusive Benefits. If more than one benefit due to termination becomes payable under Sections 3.2 or 3.3, the greatest of such benefits shall become payable to the exclusion of all other such benefits and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. Notwithstanding anything in the prior sentence to the contrary, Nordin shall be entitled to benefits and incentives under all benefit plans and equity incentive plans, policies and programs (except as expressly excluded herein, including, without limitation, Section 2.3 of this Agreement) according to the terms of such benefit plans and equity incentive plans, policies and programs as in effect from time to time, including any acceleration of vesting provisions in the Company’s option plans, including any benefits under the Executive Severance Plan for Officers.

3.6 Definitions.

(a) For purposes of this Agreement, a “Change of Control” shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for the purposes of this Section 3.3, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control; or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than an individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) who becomes a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such

Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b) For purposes of this Agreement, “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(c) For purposes of this Agreement, “Involuntary Termination” shall mean Nordin’s voluntary termination following (i) a material diminution in Nordin’s position with the Company which materially reduces Nordin’s level of responsibility, (ii) a material diminution in Nordin’s Base Salary, or (iii) a material change in Nordin’s place of employment, which is more than seventy-five (75) miles from Nordin’s place of employment prior to the change, provided and only if such change or reduction is effected without Nordin’s written concurrence.

(d) For purposes of this Agreement, “Date of Termination” shall mean (i) if Nordin’s employment is terminated by the Company for Cause, or by Nordin, the date of receipt of the notice of termination (as contemplated in Section 6.1) or any later date specified therein, as the case may be, (ii) if Nordin’s employment is terminated by the Company for other than for Cause or Disability, the date on which the Company notifies Nordin of such termination and (iii) if Nordin’s employment is terminated by reason of death or Disability, the date of death of Nordin or the Disability Effective Date, as the case may be.

(e) For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (i) the portion of Nordin’s Base Salary earned for services performed through the Date of Termination and/or accrued vacation earned through the Date of Termination to the extent not theretofore paid, plus (ii) the greater of (I) the product of (x) any Incentive Compensation paid to or deferred by Nordin for the fiscal year preceding the fiscal year in which Nordin’s Date of Termination occurs (annualized in the event that Nordin was not employed by the Company for the whole of such fiscal year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (II) the average of the past three (3) years’ annual bonuses, provided, however, that Nordin shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company (such greater amount being the “Highest Annual Bonus”) and (C) any compensation previously deferred by Nordin (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. Notwithstanding the foregoing, in no event will Nordin be entitled to a duplication of any Incentive Compensation payments.

4. Inventions and Creations. Nordin agrees that all inventions, discoveries, improvements, ideas and other contributions (collectively “Inventions”) whether or not copyrighted or copyrightable, patented or patentable, or otherwise protectable in law, which are conceived, made, developed or acquired by Nordin, either individually or jointly, during his employment with the Company or any of its subsidiaries, and which relate in any manner to the business of the Company or any of its subsidiaries, shall belong to the Company and Nordin does hereby assign and transfer to the Company his entire right, title and interest in the Inventions. Nordin agrees to promptly and fully disclose the Inventions to the Company, in writing if requested by the Company, and to execute and deliver any and all lawful application, assignment and other documents which the Company requests for protecting the Inventions in the United States or any other country. The Company shall have the full and sole power to prosecute such applications and to take all other action concerning the Inventions, and Nordin will cooperate fully within a lawful manner, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Inventions. The provisions of this Section 4 shall survive the termination of this Agreement.

5. Non-Competition; Non-Solicitation; Confidential Information.

5.1 Non-Competition Agreement. Nordin hereby acknowledges and agrees that the Company actively engages in its Business (as defined below) throughout all of North America and that as a high-level executive of the Company with duties and responsibilities that are co-extensive with the geographic scope of the Company’s Business, Nordin will also be actively performing services for the Company throughout all of North America, and will be exposed to all of the Company’s trade secrets. Accordingly, Nordin agrees that during the Non-Competition Period (as defined below), Nordin will not, directly or indirectly, whether as a partner, officer, shareholder, advisor, employee or otherwise, promote, participate, become employed by, or engage in any activity, or other business directly or indirectly, involving (i) the used and/or salvage vehicle redistribution business, (ii) the used and/or salvage vehicle auction business or (iii) the used vehicle dealer floor plan financing business (collectively, the “Business”) within the territory consisting of Indiana, Illinois, the continental United State, Canada and Mexico. If Nordin fails to comply with the provisions of this Section 5.1, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, cease payment of all severance benefits under Section 3. For purposes hereof, “Non-Competition Period” shall mean the period commencing on the date hereof and ending eighteen (18) months after the later of the termination of Nordin’s employment hereunder or Nordin’s submission of his resignation, or removal of Nordin as Chief Financial Officer of the Company and the Company’s payment and provision of Change of Control severance benefits pursuant to Section 3.3.

5.2 Non-Solicitation Agreement. During the term of this Agreement and for a period of eighteen (18) months thereafter, Nordin shall not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then current employee of the Company to leave the Company in order to accept employment with or render services for

Nordin or such Person or (b) any customer, client, vendor, lender, supplier or sales representative of the Company or similar persons engaged in business with the Company to discontinue the relationship or reduce the amount of business done with the Company. “Person” means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

5.3 Confidential Information. Nordin acknowledges and agrees that he is in possession of and will be exposed to during the course of, and incident to, his employment by and affiliations with the Company, Confidential Information (as defined herein) relating to the Company and its affiliated companies. For purposes hereof, “Confidential Information” shall mean all proprietary or confidential information concerning the business, finances, financial statements, properties and operations of the Company and its affiliated companies, including, without limitation, all customer and prospective customer and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company and its affiliated companies (including, without limitation, personnel files and employee records). During the Non-Competition Period and at all times thereafter, Nordin will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of himself or any third party except (a) as required in the performance of his duties as an employee, director or shareholder of the Company, (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Nordin shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any action by Nordin, becomes generally available to the public. Upon termination of any employment or consulting relationship between the Company and Nordin, Nordin shall promptly return to the Company all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of Nordin.

5.4 Scope of Restriction. The parties have limited the scope of the covenants set forth in Section 5 to the extent reasonably necessary to protect the Company’s business interests. In the event that any court of competent authority determines that the scope and duration of such covenants is unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

5.5 Remedies. The parties hereto recognize that the Company will suffer irreparable injury in the event of a breach of the terms of Section 5 by Nordin. In the event of a breach of the terms of Section 5, the Company shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without the necessity of posting a bond, to restrain the violation of Section 5 by Nordin or any Persons acting for or in concert with him. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

5.6 Common Law of Torts or Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

5.7 Survival of Section 5. The provisions of Section 5 shall survive the termination of Nordin’s employment and the termination of this Agreement.

6. General Provisions.

6.1 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid), sent by facsimile (with a copy sent via another method approved herein), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to Nordin at the addresses indicated below:

If to the Company:

KAR Holdings, Inc.

13085 Hamilton Crossing Blvd., Ste. 500 Carmel, Indiana 46032

Phone: 317-815-1100

Fax: 317-249-4601

Attention: General Counsel

If to Nordin:

John Nordin

937 Bartlett Terrace

Libertyville, Illinois 60048

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.2 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6.3 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of either party hereto shall bind such party and its heirs, legal representatives, successors and assigns and inure to the benefit of the other party hereto and their heirs, legal representatives, successors and assigns.

6.4 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Indiana without giving effect to the provisions thereof regarding conflict of laws.

6.5 Resolution of Disputes; Arbitration. Should a dispute arise concerning this Agreement, its interpretation or termination, or Nordin’s employment with the Company, either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of party request for a conference, the Company and Nordin shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, Nordin and Company shall request the American Arbitration Association (“AAA”) to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and Nordin shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes as promulgated by the AAA. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally all costs of the arbitrator.

The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of this Agreement.

6.6 Representations of Nordin. Nordin hereby represents and warrants to the Company that his execution, delivery and performance of this agreement will not violate or result in any breach of any agreement, contract, understanding or written policy to which Nordin is subject as a result of any prior employment, any investment or otherwise. Nordin is not subject to any agreement, contract or understanding which in any way restricts or limits his ability to accept employment with the Company or perform the services contemplated herein.

6.7 Code Section 409A. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event the Agreement or any compensation or benefit paid to Nordin hereunder is deemed to be subject to Section 409A of the Code, then, to the maximum extent permitted under Section 409A of the Code and the regulations and guidance issued thereunder, such compensation or benefit shall first comply with any available exemption or exception under Section 409A of the Code (e.g., short-term deferral, severance pay plan exceptions, etc.) before subjecting such compensation or benefit to the provisions and restrictions under Section 409A of the Code. In addition, to the extent (i) any compensation or benefits to which Nordin becomes entitled under the Agreement, or any agreement or plan referenced therein, in connection with Nordin’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Nordin is considered at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such compensation or benefits (to the extent not otherwise exempt or excepted from the provisions of Section 409A) shall not be paid or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Nordin’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company; (ii)

the date Nordin becomes “disabled” (as defined in Treasury Regulations under Section 409A of the Code); or (iii) the date of Nordin’s death following such separation from service. Upon the expiration of the applicable six (6)-month deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Nordin or Nordin’s beneficiary in one lump sum. Any compensation or benefits under this Agreement which are considered “deferred compensation” within the meaning of Section 409A of the Code, shall, to the extent not otherwise exempt or excepted from such provisions, be administered and interpreted in a manner that is consistent with such provisions and, to the extent permitted under Section 409A of the Code and the guidance issued thereunder, in a manner that does not materially change the economic value of this Agreement to either party; provided, however, that nothing in this Agreement shall prohibit the Company from withholding income and other taxes (including any additional tax or interest under Section 409A(a)(1)(B) of the Code) from any compensation or benefits provided under this Agreement that the Company determines are required to be withheld from such compensation or benefits.

6.8 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

6.10 Amendments and Waivers. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties hereto. The Company’s failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and will not affect the right of the Company to enforce each and every provision hereof in accordance with its terms.

6.11 Non-Assignment. This Agreement shall not be assigned by Nordin.

6.12 Tax Withholdings/Deductions. Any and all amounts payable under this Agreement shall be subject to required withholdings for income and employment taxes and for other required deductions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KAR HOLDINGS, INC.

By:	/s/ Brian T. Clingen
Name:	Brian T. Clingen
Title:	Chairman & CEO

/s/ John Nordin
JOHN NORDIN